AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON JANUARY 27, 2000

================================================================================

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14 (A) of the
                        Securities Exchange Act of 1934.


Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

  [_] Preliminary Proxy Statement
  [_] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6 (e) (2))
  [_] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [X] Soliciting Material Under Rule 14a-12


                               DEXTER CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.
--------------------------------------------------------------------------------
    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

   [X] No fee required.
   [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.


1)    Title of each class of securities to which transaction applies:

-------------------------------------------------------------------


2)    Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------


3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------


4)    Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------





NY2:\872380\01\$p4s01!.DOC\54104.0016

5)    Total fee paid:

-------------------------------------------------------------------


      [_] Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------

      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:


================================================================================

FOR IMMEDIATE RELEASE                       CONTACT:
Thursday, January 27, 2000                  Edward G. Novotny & Associates
                                            (212) 490-2065 or (212) 490-2977


            INTERNATIONAL SPECIALTY PRODUCTS ANNOUNCES PROXY CONTEST
            --------------------------------------------------------
                             FOR DEXTER CORPORATION
                             ----------------------


      WAYNE, NJ - International Specialty Products Inc. (NYSE - ISP) announced today that it has notified Dexter Corporation (NYSE - DEX) of its intent to present at Dexter's April Annual Meeting, and solicit proxies in favor of, a series of resolutions designed to facilitate ISP's December 14, 1999 business combination proposal under which Dexter shareholders would receive $45 per share in cash in a merger transaction.

      The proposals include increasing the number of Dexter's Board seats from ten to seventeen, and electing ten ISP nominees (including eight nominees independent of ISP) to Dexter's Board who are committed to considering and pursuing ISP's offer, or a superior proposal. ISP is also proposing a bylaw amendment and a shareholder resolution requiring the removal of Dexter's "poison pill" in favor of offers for all shares of at least $45 per share in cash.

      Chase Securities Inc. has advised ISP, in writing, that they are highly confident in their ability to arrange bank credit facilities for the acquisition.

      ISP commenced a lawsuit today in federal court in Connecticut to, among other things, declare valid ISP's proposed resolutions, invalidate the "poison pill" and Dexter's supermajority bylaw voting requirement and order Dexter's Annual Meeting to be held no later than April 30, 2000.

      ISP filed today an amended Schedule 13-D, which contains the text of the notice to Dexter, including the identity and background of ISP's nominees for




NY2:\872396\01\$P5801!.DOC\54104.0016

Dexter's Board of Directors and the proposed resolutions, as well as a copy of the letter sent today by Samuel J. Heyman, chairman of ISP, to K. Grahame Walker, Chairman and Chief Executive Officer of Dexter. Attached to this press release is a list of ISP's Board nominees and Mr. Heyman's letter to Mr. Walker.

                                    * * * * *

      ISP PLANS TO FILE A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT THE 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

      INFORMATION RELATING TO THE PARTICIPANTS IN ISP'S ANTICIPATED PROXY SOLICITATION IS CONTAINED IN ANNEX VII OF EXHIBIT 1 TO ISP'S AMENDMENT NO. 6 TO THE SCHEDULE 13D FILED WITH RESPECT TO ITS BENEFICIAL OWNERSHIP OF COMMON STOCK OF DEXTER CORPORATION. INVESTORS CAN GET ISP'S SCHEDULE 13D AMENDMENT, THE PROXY STATEMENT WHEN IT IS AVAILABLE AND OTHER RELEVANT DOCUMENTS, FOR FREE ON THE SEC'S WEB SITE AT: HTTP://WWW.SEC.GOV.

                                    * * * * *

      This press release and its attachments may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.

      International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

ISP'S NOMINEES FOR DEXTER CORPORATION'S BOARD OF DIRECTORS:

MR. JOHN F. DRONEY (53) - Mr. Droney is a partner with Levy & Droney P.C., a law firm based in Farmington, Connecticut. Mr. Droney previously served as the Chairman of the Democratic State Central Committee of Connecticut and as a member of the Democratic National Committee from 1986 to 1992.

MR. ROBERT ENGLANDER (57) - Mr. Englander is the Chairman of the Board and Chief Executive Officer of Belvoir Publications based in Greenwich, Connecticut.

MR. SAMUEL J. HEYMAN (61) - Mr. Heyman is a Director and Chairman of International Specialty Products Inc., as well as a Director and Chairman of GAF Corporation, a privately held concern whose main subsidiary, Building Materials Corporation of America, is the largest commercial and residential roofing company in the United States.

MR. ANTHONY TOWNSEND KRONMAN (54) - Mr. Kronman has served as the Dean of Yale Law School, New Haven, Connecticut since 1994, and has been the Edward J. Phelps Professor of Law at Yale since 1978.

MR. SUNIL KUMAR (50) - Mr. Kumar is a Director, President and Chief Executive Officer of International Specialty Products Inc. Prior to joining ISP, Mr. Kumar served as President and Chief Executive Officer of Building Materials Corporation of America. Prior to joining BMCA in 1995 as President of the Commercial Roofing Product Division, Mr.Kumar was the Executive Vice President of Bridgestone/Firestone Inc., a retail distributor and manufacturer of tires, and provider of automobile services.

MR. ALAN M. MECKLER (54) - Mr. Meckler is Chairman and Chief Executive Officer of internet.com Corporation, a leading provider of global real-time news and information resources for the internet industry. Mr. Meckler was formerly Chairman and Chief Executive of Mecklermedia Corp., a leading provider of internet information based in Westport, Connecticut.

MR. DAN OGDEN (52) - Mr. Ogden has been the President and Chief Operating Officer of Yokohama Tire Corporation, based in Fullerton, California, since August 1997. Yokohama Tire is the North American marketing arm of Yokohama Rubber Company, the seventh largest tire manufacturing company in the world. Prior to joining Yokohama, Mr. Ogden was President and Chief Operating Officer of EMCO Enterprises Inc., a premier manufacturer of storm and screen doors.

MR. PHILIP PELLER (60) - Retired since December 1999, Mr. Peller is a former Partner and Managing Director for Quality, Risk Management and Professional Competence with Andersen Worldwide S.C. and its Arthur Andersen LLP business unit, the globally recognized accounting firm.

MR. VINCENT TESE (56) - Mr. Tese has been the Chairman of Wireless Cable International Inc. since April 1995. In 1976, Mr. Tese co-founded Cross Country Cable, Inc. and also served as Chairman of that company until its sale to Pacific Telesis in 1995. Mr. Tese served the government of New York state from 1983 to December 1994 in several positions, including Director of Economic Development, Chairman and Chief Executive Officer of the Urban Development Corporation, and Commissioner of the Department of Economic Development.

MR. MORRISON DESOTO WEBB (52) - Mr. Webb is an attorney in private practice since January 2000. He was formerly Executive Vice President - External Affairs and Corporate Communications at Bell Atlantic Corporation from 1997 through 1999, and Executive Vice President, General Counsel and Secretary of NYNEX Corporation from 1995 through 1997.

MR. HEYMAN'S LETTER TO MR. WALKER:

January 27, 2000

Mr. K. Grahame Walker
Chairman and Chief Executive Officer
Dexter Corporation
One Elm Street
Windsor Lock, CT  06096

Dear Grahame:

In view of ISP's $45 all cash offer and our stated willingness to pay more if additional information justified a higher price, I was disappointed that your Board did not decide to encourage negotiations with a view toward maximizing shareholder value for Dexter shareholders. Its refusal to do so leaves us no choice but to take our proposal directly to our fellow shareholders.

We are today delivering to your Corporate Secretary a notice of our intention to present a series of resolutions at your April Annual Meeting. The effect of the resolutions is to elect ten of our nominees to the Dexter Board, including eight directors independent of ISP, who are committed to considering and pursuing ISP's offer or a superior proposal. We are also proposing a by-law amendment and a resolution requiring Dexter's Board to remove its "poison pill" in favor of offers for all shares of at least $45 per share in cash. We intend to solicit proxies in favor of these resolutions.

Your December 23rd letter questioned the seriousness of ISP's intent. First, as you know, ISP currently holds a stake in Dexter which is more than five times that held by Dexter's entire Board. Second, so that there should be no doubt as to our ability to finance the acquisition, Chase Securities Inc. has advised us, confirmed in writing, that they are highly confident in their ability to arrange the credit facilities for this acquisition.

There are so many inaccuracies and mischaracterizations in your letter that I find it difficult to know where to start. By way of just one example, your heavy reliance upon security analysts to defend your rejection of our proposal is misplaced. For instance, in comparing ISP's offer to Dexter's bid last year for Life Technologies, the Merrill Lynch report contained an error of almost $300 million by ignoring the value of the minority interests. Also, you failed to quote a relevant section of the New Vernon Associates report you cited, which states the following: "there is little or no interplay between the company's [Dexter's] industrial and life sciences businesses," "we do find merit in his [Mr. Heyman's] initiative to separate the company's [Dexter's] disparate assets," and "in our view Dexter's ownership of LTEK is constraining the latter company's ability to recruit and retain key employees." With regard to the last point, it should be made clear that we indeed view the management of Life Technologies as first rate. However, your attempted squeeze-out of the minority shareholders more than a year ago resulted in the elimination of meaningful stock incentives for Life Technologies executives, which ultimately impacts the ability to retain and recruit key personnel.

As you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer. Parenthetically, it should be noted that Dexter's own shareholders appear to have rejected its business strategy as well, as Dexter's stock price has declined substantially since the company's rejection of our offer and its decision to attempt to acquire 100% of Life Technologies. It is apparent from the timing of Dexter's offer for our Life Technologies shares, coming on the heels of ISP's $45 per share offer for Dexter, upon which many of Dexter's shareholders have relied, that Dexter is seeking to divert ISP from a course of action designed to maximize shareholder values for all Dexter shareholders. In this connection, we believe that Dexter's attempt to deter us by providing benefits to ISP not available to other Dexter shareholders is simply inappropriate.

Grahame, I just do not think it would be productive at this time to respond to your mischaracterizations and attempts to impugn our motives -- which by the way I do not appreciate. The real issue here, however, is the maximization of shareholder value for all Dexter shareholders, and I believe that shareholders will more likely benefit from a dialogue along this line. In fact, I would be willing to appear with you before any group of Dexter shareholders to discuss the merits of Dexter's proposed course of action vs. ISP's offer.

All the best.

Sincerely,

/s/ Samuel J. Heyman